UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Thermadyne Holdings Corporation

(Name of Registrant as Specified In Its Charter)

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On October 5, 2010, Thermadyne Holdings Corporation (the “Company”) distributed the following letter to certain of its distributors regarding the proposed acquisition of the Company by Irving Place Capital.

Thermadyne Holdings Corporation Suite 300 16052 Swingley Ridge Rd. St. Louis, MO 63017

October 5, 2010	636-728-3103 Fax 636-728-3010 E-Mail Martin_Quinn@Thermadyne.com

Martin Quinn President
Dear Thermadyne Distributor:
Today, Thermadyne announced that it has entered into a definitive agreement to be acquired by Irving Place Capital, a middle-market private equity firm.
The transaction was unanimously approved by our board of directors and is fully supported by the Company’s executive leadership team. We have included a copy of the news release for your review.
The transaction requires the approval of our shareholders, and is targeted for completion in December of this year.
Irving Place Capital is an accomplished, privately held firm that invests in companies with strong market positions, powerful brands and the vision and capability for delivering growth. Thermadyne is such a company.
Before making this decision, we considered many options as we position the company for continued success and growth. This transaction provides value for our shareholders, customers and our employees.
Our “go to market” strategy will not change. We are fully committed to serving our end user markets through you, our distributor network. We will continue to invest in our strong brands, new innovative products, increasing the effectiveness of our sales coverage and exceeding our customers’ expectations for service.
Irving Place Capital recognizes Thermadyne’s strong market position and intends to invest in our future by providing human and financial resources that will help accelerate our growth and momentum.
Your loyalty and support for our brands and products have enabled us to weather a difficult economic period and emerge a much stronger company. We look forward to your continued support as we strive to be your supplier of choice for great brands, products, service and support.

If you have questions or concerns, please contact your Thermadyne sales representative or contact me.
Sincerely,
Martin Quinn
President
Additional Information and Where to Find It
At the closing of the transaction, Razor Merger Sub Inc., an affiliate of Irving Place Capital, will merge with and into Thermadyne Holdings Corporation (the “Company”), with the Company surviving as a wholly-owned subsidiary of Razor Holdco, Inc., another affiliate of Irving Place Capital. The closing is subject to the approval of the Company’s stockholders. In connection with the merger, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, at the Company’s website at www.thermadyne.com/investor-relations by clicking on the link “SEC Filings” and from the Company by contacting the Company’s corporate secretary, Nick H. Varsam, by mail at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by telephone at 636-728-3084.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2010. This document is available free of charge at the SEC’s website at www.sec.gov and from the Company by contacting the Company’s corporate secretary, Nick H. Varsam, by mail at 16052 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017 or by telephone at 636-728-3084.

Note on Forward-Looking Statements
This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such conditions precedent to the consummation of the proposed merger, including obtaining antitrust approvals in the U.S. and other jurisdictions, the risk that the contemplated merger does not occur, the risk that key employees of the Company will not be retained, the expenses of the proposed merger and other risks as identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s most recent Quarterly Report on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statement contained in this document.